                                                                     EXHIBIT 5.1

                   OPINION OF WILSON SONSINI GOODRICH & ROSATI


                                 April 17, 2000




QuickLogic Corporation
1277 Orleans Drive
Sunnyvale, CA  94089

     RE:       REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about April 17, 2000 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 2,842,313 shares of your Common Stock reserved for issuance under the 1989 Stock Plan (the "1989 Stock Plan"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of such Common Stock under the 1989 Stock Plan.

     It is our opinion that, when issued and sold in the manner referred to in the 1989 Stock Plan and pursuant to the agreements which accompany the 1989 Stock Plan, the Common Stock issued and sold thereby will be legally and validly issued, fully paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectuses constituting a part thereof, and any amendments thereto. This opinion may be incorporated by reference in any abbreviated registration statement filed pursuant to Item E under the general instructions to Form S-8 under the Securities Act of 1933 with respect to the Registration Statement.

                                            Very truly yours,

                                            WILSON SONSINI GOODRICH & ROSATI
                                            Professional Corporation


                                            /s/ Wilson Sonsini Goodrich & Rosati